Dated June 6, 2008
Filed pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Trade Date: June 6, 2008

Settlement Date (Original Issue Date): June 11, 2008

Maturity Date: December 1, 2010

Principal Amount (in Specified Currency): US$ 50,000,000

Price to Public (Issue Price): 101.398% (plus accrued interest from and including June 1, 2008 to but excluding June 11, 2008)

Accrued Interest: $59,027.78

Agent's Discount or Commission: 0.075%

Net Proceeds to Issuer: US$ 50,720,527.78

Interest Rate Per Annum: 4.250%

Interest Payment Date(s):

June 1st and December 1st of each year commencing December 1, 2008 and ending on the Maturity Date.

Clearance and Settlement:

___ DTC only

X DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under "Global Clearance and Settlement Procedures" in the accompanying Prospectus Supplement)

___ DTC and Euroclear/Clearstream, Luxembourg (as described under "Description of Notes, General - Special Provisions Relating to Certain Foreign Currency Notes" in the accompanying Prospectus Supplement).

___ Euroclear and Clearstream, Luxembourg only

CUSIP No.: 36962GE75

ISIN: US 36962 GE750

Common Code: 018168898

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Dated June 6, 2008
Filed pursuant to Rule 433
Registration Statement No. 333-132807

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Listing:

___ Listed on the Luxembourg Exchange

_X_ Not listed on the Luxembourg Exchange

___ Other listing: (specify)

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US $ 1,000,000,000 principal amount of Fixed Rate Notes due December 1, 2010, as described in the Issuers pricing supplement number 3961 dated November 25, 2003.

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Dated June 6, 2008
Filed pursuant to Rule 433
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co. Incorporated (the "Underwriter"), as principal, at 101.398% of the aggregate principal amount less an underwriting discount equal to 0.075% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

General

At March 31, 2008, the Company had outstanding indebtedness totaling $530.57 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2008, excluding subordinated notes payable after one year, was equal to $519.13 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Quarter Ended March 31, 2008
2003	2004	2005	2006	2007
1.73	1.83	1.67	1.63	1.56	1.41

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll-free at1-866-718-1649, or Investor Communications of the issuer at 1-203-357-3950.